EXHIBIT 10.5
LOAN AGREEMENT
     LOAN AGREEMENT, dated as of March 31, 2006, among Furmanite International Finance Limited, a company organized under the laws of England (registered number 5764823) (the “Borrower”), and BoS (USA) Inc. (the “Lender”).
WITNESSETH:
     WHEREAS, Borrower has requested that the Lender make available to the Borrower the Revolving Credit Loans herein described in an aggregate principal amount not exceeding $15,000,000; and
     WHEREAS, the Lender is willing to make such Revolving Credit Loans available to the Borrower on the terms and conditions herein provided;
     NOW, THEREFORE, it is agreed:
     Section 1. DEFINITIONS.
     Terms used in this Agreement which are defined in Annex I hereto shall have the meanings specified in such Annex I (unless otherwise defined herein) and shall include in the singular number the plural and in the plural number the singular. Unless otherwise specified, each reference in this Agreement or in any other Loan Document to a Loan Document shall mean such Loan Document as the same may from time to time be amended, restated, supplemented or otherwise modified. All references to Sections in this Agreement or in Annex I hereto shall be deemed references to Sections in this Agreement unless otherwise specified. As used in this Agreement and the other Loan Documents, the terms “including” and “such as” are illustrative and not limitative.
     Section 2. THE LOAN FACILITY.
     2.1 The Loans. Subject to the terms and conditions set forth herein, the Lender agrees at any time and from time to time during the Commitment Period to make loans to the Borrower (each a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”) up to the Revolving Credit Loan Commitment; provided that, on the date of the making of any Revolving Credit Loan (and after giving effect thereto), the aggregate principal amount of Revolving Credit Loans outstanding on such date shall not exceed the Revolving Credit Loan Commitment then in effect. During the Commitment Period, the Borrower may utilize the Revolving Credit Loan Commitment by borrowing, prepaying the Revolving Credit Loans in whole or in part without premium or penalty (except as otherwise provided by Section 3.11), and reborrowing, all in accordance with the terms and conditions hereof.

     2.2 Notice of Borrowing.
     (a) The Borrower shall give at least four Business Days’ prior written notice (a “Notice of Borrowing”) to the Lender of the date (which shall be a Business Day during the Commitment Period) of each proposed borrowing hereunder (the “Borrowing Date”). Such notice shall specify (subject to the provisions of this Agreement) (i) the Borrowing Date, (ii) the total amount of the proposed borrowing, which shall be in a minimum amount of $500,000 if a Base Rate (US) Loan and $500,000 if a Libor Loan (or, if greater, in integral multiples of $100,000 in each case) provided that the aggregate principal amount of such borrowing must equal or be less than the Unutilized Revolving Commitment at such time (after giving effect to all other Notices of Borrowings for Revolving Credit Loans pending at such time) and (iii) the Type of Loan which such borrowing will initially be, (iv) whether such Loan will be a Libor Loan or a Base Rate (US) Loan and, if a Libor Loan, the requested Interest Period therefor. Notwithstanding the foregoing, however, Base Rate (US) Loans may be made upon two Business Days’ telephone notice, Closing Office Time, by the Borrower to the Lender (confirmed as soon as possible thereafter in writing). Unless otherwise agreed to by the Lender and the Borrower, the Notice of Borrowing for all Loans shall be substantially in the form of Exhibit A hereto. The Borrower may not have more than ten (10) Loans outstanding at any time.
     (b) The Borrower may not designate more than one Interest Period for Libor Loans or (unless otherwise consented to by the Lender) more than one Type of Loan in the same Notice of Borrowing. Without the Lender’s consent, no Libor Loan shall be made or maintained if the principal amount thereof is less than $500,000. Without the consent of the Lender, the Borrower shall not be entitled to make borrowings under the Revolving Credit Loan Commitment more than twice in any calendar week.
     (c) [intentionally deleted]
     (d) Each Loan requested in a Notice of Borrowing shall be made in Dollars. If, with respect to any requested Libor Loan, the Lender does not expect to be able to fund such Loan for the Interest Period applicable thereto by obtaining a matching deposit in the London inter-bank market at the relevant time or (ii) it would be impossible, unlawful or contrary to any regulation, interpretation, order, directive or request (whether or not having the force of law) applicable to the Lender of any court or governmental authority, or any fiscal, monetary, central bank or other authority having jurisdiction over the Lender for the Lender to make the Libor Loan available to the Borrower, the Lender shall promptly notify the Borrower and the requested Loan shall instead be made as a Base Rate (US) Rate Loan.
     2.3 The Note.
     (a) The Borrower’s obligation to pay the principal of, and interest on, the Revolving Credit Loans of the Lender shall be evidenced by a promissory note of the Borrower payable to the order of the Lender substantially in the form of Exhibit B hereto (as such note may be from time to time be amended, supplemented, restated or otherwise modified, a “Revolving Credit Note”.

     (b) The Revolving Credit Note is entitled to the benefits of this Agreement and shall be secured by the FIFL LC.
     (c) The principal amount of all Revolving Credit Loans of the Lender outstanding from time to time, and interest accrued thereon, shall be recorded on the records of the Lender and, prior to any transfer of, or any action to collect, its Revolving Credit Note, the unpaid principal amount of the Revolving Credit Loans evidenced thereby shall be endorsed on the reverse side of such Revolving Credit Note, together with the date of such endorsement and the date to which interest has been paid; any failure to make such endorsement and provide such other information, however, shall not affect the Borrower’s obligations hereunder or under the Note.
     2.4 [intentionally deleted]
     2.5 Mandatory Prepayments of Revolving Credit Loans.
     (a) The Borrower shall prepay the Revolving Credit Loans on any day and on the effective date of any reduction or termination in the Revolving Credit Loan Commitment hereunder to the extent that the aggregate principal amount of such Loans on such date shall exceed the Revolving Credit Loan Commitment in effect on such date; if the Revolving Credit Loan Commitment is terminated in full, then the Borrower shall immediately prepay in full the aggregate outstanding principal amount of all Revolving Credit Loans. Repayments pursuant to this Section shall first be made against (to the extent available) outstanding Revolving Credit Loans which are Libor Loans having an Interest Period ending on the date of such repayment, then to Base Rate (US) Loans, as directed by the Borrower by written (or telephonic, promptly confirmed in writing) notice to the Lender or, in the absence of such direction, by the Lender.
     (b) The then-unpaid principal amount of the Revolving Credit Loans shall be payable in full on the first Business Day of January, 2010.
     2.6 [intentionally deleted]
     2.7 Voluntary Repayment of Revolving Credit Loans. The Borrower shall have the right, at any time and from time to time, by four Business Days’ prior written notice to the Lender to prepay the Revolving Credit Loans, in whole, or in part in integral multiples of $500,000 and without premium, provided that at the time of any such prepayment of the Revolving Credit Loans in full, the Borrower shall pay all interest accrued on the amount of such prepayment and all other amounts owing to the Lender in respect thereof including, without limitation, any compensation payable under Section 3.11 hereof. Subject to the terms and conditions of this Agreement, amounts prepaid under this Section 2.7 may be reborrowed.
     Section 3. INTEREST.

     3.1 Rate of Interest. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from time to time outstanding from the date the proceeds thereof are made available to the Borrower until maturity (whether by acceleration or otherwise) at the following interest rates: (i) each Libor Loan, at a rate per annum for each Interest Period applicable thereto equal to (x) LIBOR for such Interest Period plus (y) the Eurocurrency Differential, and (ii) each Base Rate (US) Loan, at a rate per annum equal to (x) the Base Rate (US), such rate to change as and when such Base Rate (US) changes, plus (y) the Base Rate (US) Differential. Interest shall be computed for the actual number of days elapsed on the basis of a 360 day year.
     3.2 Interest Payment Dates. Interest on and prior to maturity in respect of each Loan shall be payable in arrears (i) if such Loan is (x) a Libor Loan, on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, at the end of each three-month interval within such Interest Period or (y) a Base Rate (US) Loan, on the last Business Day of each calendar quarter after the making thereof and on the last day of any Interest Period applicable thereto, (ii) upon any prepayment or repayment of such Loan in full (to the extent accrued on the amount prepaid or repaid) and (iii) at maturity (whether by acceleration or otherwise). The Lender shall endeavor to notify the Borrower prior to each such interest payment date of the amount to be paid by the Borrower on such date, but no failure by the Lender to do so shall in any way affect the Borrower’s obligations hereunder to timely pay the full amount of interest due when due; however, no such amount paid in reliance on such a notice, or paid in accordance with the Borrower’s good faith calculations in the absence of such a notice, shall constitute an Event of Default under Section 9.1 unless the Borrower shall fail to timely pay the full amount of any further adjustment as may be appropriate pursuant to notice to the Borrower from the Lender.
     3.3 Overdue Payment of Principal and Interest. Overdue principal of, and overdue interest in respect of, each Loan shall bear interest for each day, payable on demand, at a rate per annum (the “Past-Due Rate”) equal to 2% per annum in excess of the interest rate otherwise applicable to such Loan (up to the end of the then-current Interest Period therefor, or any subsequent interest period therefor selected by the Lender, that is applicable to such Loan).
     3.4 Interest Periods. For purposes of this Agreement the term “Interest Period” shall mean:
     (a) with respect to any Libor Loan:
(i)	initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending one, three, six or nine months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion, as the case may be, given with respect thereto; and

(ii)	thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, three, six or nine months thereafter, as selected by the Borrower by irrevocable notice (each an “Interest Period Notice”) to the Lender not later than 10:00 a.m., Closing Office Time, four Business Days prior to the last day of the then current Interest Period with respect thereto;
provided that, all of the foregoing provisions relating to Interest Periods for Libor Loans are subject to the following:
(1)	if any Interest Period pertaining to a Libor Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)	any Interest Period that would otherwise extend beyond the date final payment is due on the Libor Loan shall end on such date of final payment;

(3)	any Interest Period pertaining to a Libor Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(4)	the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Libor Loan during an Interest Period for such Loan;

(5)	in the absence of timely selection by the Borrower of an Interest Period for a Libor Loan, the Interest Period shall be one month (subject to the other terms of this proviso); and

(6)	the Borrower shall select Interest Periods in order to comply with the provisions of Section 2.2(b); and
     (b) with respect to any Base Rate (US) Loan, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending on the first to occur of the maturity date (whether by acceleration or otherwise) of such Loan or the conversion date with respect to such Loan.
     3.5 Conversion.
     (a) The Borrower shall have the option to convert (i) at any time, all or a portion of any Base Rate (US) Loan into a Libor Loan or (ii) on the last day of an Interest Period applicable thereto, a Libor Loan into a Base Rate (US) Loan; provided, however, (x) without the consent of the Lender, no portion of the outstanding principal amount of any Base Rate (US) Loan may be converted into a Libor Loan during the continuance of any Default or Event of Default and (y) no Loan may be converted under this Section 3.5(a) unless the provisions of the next-to-last sentence of Section 2.2(b) are complied with after giving effect to such conversion.

     (b) The Borrower shall exercise the option granted pursuant to Section 3.5(a) by giving, no later than 10:00 a.m., Closing Office Time, on the fourth Business Day prior to the proposed conversion date, written or telephonic notice (confirmed in writing) thereof (a “Notice of Conversion”) to the Lender. Each Notice of Conversion shall state (i) the option to be exercised pursuant to Section 3.5(a), the requested conversion date which shall be a Business Day and which in the case of the conversion of any Base Rate (US) Loan shall be deemed the last day of the Interest Period applicable thereto and (ii) in the case of a conversion into a Libor Loan, the requested Interest Period therefor. Unless otherwise agreed to by the Lender and the Borrower, the Notice of Conversion shall be substantially in the form of Exhibit C hereto.
     (c) Any Libor Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving an Interest Period Notice to the Lender, in accordance with Section 3.4, setting forth the length of the next Interest Period to be applicable to such Loan, provided that no Libor Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Lender has determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.2(b) would be contravened or (iii) after the date that is one month prior to the end of the Commitment period and provided, further, that if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate (US) Loans on the last day of such then expiring Interest Period.
     3.6 Automatic Conversion. If, on or prior to a Eurocurrency Interest Determination Date for a Libor Loan (and no Notice of Conversion shall have been received with respect to such Loan to be effective at the end of the current Interest Period therefor), the Lender shall have determined that one of the events described in Section 2.2(d) has occurred which would make it impossible, unlawful or impracticable to continue such Loan for another Interest Period, the Lender shall promptly notify (in writing or by telephone, promptly confirmed in writing) the Borrower thereof and such Loan shall at the end of the current Interest Period therefor be converted into a Base Rate (US) Loan (if permitted by the other provisions of the Agreement).
     3.7 Capital Adequacy; Qualification Requirements.
     (a) If the Lender shall have determined that the applicability after the date hereof of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court or any governmental authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by the Lender (or any lending office of the Lender) or any holding company of the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which the Lender or the Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Lender to be material, then, upon demand by the Lender, the Borrower shall pay to the Lender from time to time such additional amount or amounts as will compensate the Lender or the Lender’s holding company (as determined by the Lender in good faith) for any such reduction suffered as a consequence of the Lender’s obligations hereunder, together with interest on each such amount (commencing three Business Days from the date demanded) until payment in full thereof at the Base Rate (US). A certificate of the Lender submitted to the Borrower as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount or amounts, the Lender may use any reasonable method of averaging and attribution as it shall deem applicable.
     (b) If the Lender shall have determined that the applicability of any Qualification Requirement, or any Regulatory Change or change in any Qualification Requirement or in the enforcement or interpretation or administration of any Qualification Requirement by any Governmental Authority charged with the enforcement or interpretation or administration thereof, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which the Lender or the Lender’s holding company could have achieved but for such applicability, adoption, change or compliance by an amount reasonably deemed by the Lender to be material, then, upon demand by the Lender, the Borrower shall pay to the Lender from time to time such additional amount or amounts as will compensate the Lender or the Lender’s holding company (as determined by the Lender in good faith) for any such reduction suffered as a consequence of the Lender’s obligations hereunder, together with interest on each such amount (commencing three Business Days from the date demanded) until payment in full thereof at the Base Rate (US). A certificate of the Lender submitted to the Borrower as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount or amounts, the Lender may use any reasonable method of averaging and attribution as it shall deem applicable. “Qualification Requirement” shall mean any legal requirement that solely by reason of (and without regard to any other activities of the Lender in any jurisdiction in which collateral is located) the entering into, performance and enforcement of this Agreement and the other Loan Documents by the Lender constitutes “doing business” by the Lender in any jurisdiction, imposes on the Lender any liability for taxes or other governmental charges, requires qualification by the Lender to do business in any jurisdiction or requires a “business activity,” “doing business” or similar report or notice to be filed by the Lender in any jurisdiction.
     (c) No demand for compensation under this Section 3.7 shall be made by the Lender unless the Lender is making similar demands upon similarly situated borrowers.
     3.8 Determination of Rate of Borrowing
     (a) As soon as practicable after 11:00 a.m., Closing Office Time, on each Eurocurrency

Interest Determination Date for a Libor Loan, the Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) LIBOR to be applicable to such Libor Loan for the next succeeding Interest Period therefor and shall promptly give notice thereof in writing or by telephone (confirmed in writing) to the Borrower.
     (b) Notwithstanding the foregoing, in the event that prior to the first day of any Interest Period for a Libor Loan:
     (i) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR for such Interest Period, or
     (ii) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that LIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the affected Loans during such Interest Period, the Lender shall give written or telephonic (promptly confirmed in writing) notice thereof to the Borrower as soon as practicable thereafter. If such notice is given (x) any Libor Loans requested to be made on the first day of such Interest Period shall be made as Base Rate (US) Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Libor Loans shall be converted to or continued as Base Rate (US) Loans, and (z) any outstanding Libor Loans shall be converted, on the first day of such Interest Period, to Base Rate (US) Loans. No further Libor Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate (US) Loans to Libor Loans until the circumstances causing such suspension no longer exists.
     3.9 Requirements of Law.
     (a) If the Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that by reason of (x) the requirements of Regulation D of the Board of the Governors of the Federal Reserve System or (y) any Regulatory Change after the date hereof or (z) other circumstances affecting the Lender (such as for example but not limited to a change in official reserve requirements or increased capital reserves required or imposed by any regulatory authority or entity (domestic or foreign) having jurisdiction over or with respect to the Lender or any change in the basis of taxation of payments to the Lender of principal or interest on any Libor Loan (other than taxes covered by Section 5.2 or taxes on the Lender’s overall income by the jurisdiction where the Lender’s principal or lending office or offices are located) to the extent not provided for in clause (x) above), the Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of any Libor Loan, then, and in any such event, the Lender shall promptly give notice in writing or by telephone (confirmed in writing) to the Borrower of such determination. Thereafter, the Borrower shall pay to the Lender, upon written demand therefor, such additional amounts (which may be in the form of an increased rate of, or a different method of calculating, interest if the Borrower and the Lender so agree) as shall be sufficient to compensate the Lender for such increased cost or reduction in amounts received or receivable, provided that in the case of any such determination pursuant to clause (x) with respect to any Libor Loan, the written notice from the Lender to the Borrower shall specify the additional amount required to be paid with respect to such Loan (with such amount so stated to be final with respect to each Interest Period therefor until notice is received by the Borrower from the Lender that the condition giving rise to such determination is no longer applicable) and such additional amount shall be paid at the same time, and together with, the interest otherwise payable in respect of such Libor Loans for such affected Interest Periods. Each such notice or demand shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto; provided that before giving any such notice or making any such demand, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different lending office if the making of such designation would avoid the need for, or materially reduce the amount of, such increased cost.
     (b) In the case of the Lender affected by subsection 3.9(a), other than clause (x) thereof, the Borrower may (subject to the other provisions of this Agreement) exercise any one of the following options if the exercise of such option shall eliminate the need to pay compensation to the Lender pursuant to Section 3.9(a):
     (i) If such determination by the Lender relates only to Libor Loans then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion, the Borrower may, prior to the date on which such Libor Loans are to be made or converted, by giving notice in writing or by telephone (confirmed in writing) to the Lender, withdraw such Notice of Borrowing or such Notice of Conversion.
     (ii) Upon written notice to the Lender, the Borrower may terminate the obligation of the Lender to make or maintain Loans as, or convert Loans into, Libor Loans and, in such event, the Borrower shall on the first day of the next occurring Interest Period applicable thereto convert all Libor Loans into Base Rate (US) Loans in the manner contemplated by Section 3.5 but without satisfying the notice requirements therein.
     (iii) The Borrower may, by giving notice in writing or by telephone (confirmed in writing) to the Lender, require the Lender to make the Libor Loan then being requested as a Base Rate (US) Loan, or to continue to maintain its outstanding Base Rate (US) Loan then the subject of a Notice of Conversion as a Base Rate (US) Loan, as the case may be, or to convert each Libor Loan then outstanding that is so affected into a Base Rate (US) Loan on the first day of the next occurring Interest Period applicable thereto, or within such earlier period, as is required by law.
     3.10 Required Termination and Prepayment. In the event that at any time the Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of any of its Libor Loans has become unlawful by compliance by the Lender in good faith with any law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), the Lender shall promptly give notice in writing or by telephone (confirmed in writing) to the Borrower of such determination; provided that before giving any such notice, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different lending office if the making of such a designation would allow the Lender to continue to perform its obligations to make Libor Loans affected by such determination. Upon receiving such notification, the Borrower shall (subject to the other provisions of this Agreement) forthwith take one of the actions specified in Section 3.9(b) (to the extent required to cure such condition). If the Borrower has not exercised one of the options specified in Section 3.9(b) within the time periods therein prescribed, the Borrower shall be deemed to have exercised the option set forth in clause (iii) of Section 3.9(b) (requiring the making, continuance or conversion into Base Rate (US) Loans) and to have given the notice specified therein. If any such conversion of a Libor Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 3.11. If circumstances subsequently change so that the Lender shall determine that it is no longer so affected, the Lender will promptly notify the Borrower and the Lender, and upon receipt of such notice, the obligations of the Lender to make or continue such Libor Loans or to convert Loans into such Libor Loans shall be reinstated.
     3.11 Compensation. The Borrower shall compensate the Lender, upon written request by the Lender (which request shall, absent manifest error, be final and conclusive and binding upon all parties), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by the Lender to lenders of funds borrowed by it to make or carry its Libor Loans and any reasonable loss (including any loss of margin) sustained by the Lender in connection with the liquidation or re-employment of such funds), which the Lender may sustain: (i) if for any reason (other than a default by the Lender) a borrowing or conversion of any Libor Loan does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion (whether or not withdrawn), (ii) if any prepayment, repayment or conversion of any of its Libor Loans occurs on a date which is not the last day of the Interest Period applicable thereto, (iii) if any prepayment of any of its Libor Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any default by the Borrower hereunder.
     Section 4. FACILITY FEE. The Borrower agrees to pay to the Lender a non-refundable upfront fee of $25,000 (the “Facility Fee”). The Facility Fee shall be deemed earned in full on the Closing Date and shall be payable in full on the Closing Date.
     Section 5. PAYMENTS, ETC.
     5.1 Currency, Payments on Non-Business Days; Calculations. (a) Dollars are the currency of account for each and every sum due from the Borrower hereunder and under the other Loan Documents.

     (b) Whenever any payment to be made hereunder or otherwise in connection with any Loan shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest shall be payable at the applicable rate during such extension. Interest hereunder (including, without limitation, interest on the Loans) and under the Loan Documents shall be calculated on the basis of a 360 day year and the actual number of days elapsed; if for any reason a Loan is repaid on the same day on which it is made, one day’s interest (subject to the other provisions of this Agreement) shall be paid on that Loan.
     5.2 Net Payments; Application.
     (a) All payments hereunder and under the other Loan Documents (including, without limitation, prepayments and repayments pursuant to Section 2) shall be made by the Borrower to the Lender in immediately available, freely transferable, freely convertible same day Dollars (except if and to the extent provided otherwise by this Agreement) at the Closing Office without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after (i) withholding for or on account of any present or future taxes, levies, imposts, duties or other similar charges of whatsoever nature imposed on the amounts described above by any government or any political subdivision or taxing authority thereof, other than any tax (other than such taxes referred to in clause (ii) below) imposed on the Lender pursuant to the income tax laws of the jurisdiction where the Lender’s principal or lending office or offices are located (collectively, the “Taxes”) and (ii) deduction of an amount equal to any taxes on or measured by the net income payable to the Lender with respect to the amount by which the payments required to be made by this Section 5.2 exceed the amount otherwise specified to be paid under this Agreement and the Note) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Note. With respect to each such deduction or withholding, the Borrower shall promptly (and in no event later than 30 days thereafter) furnish to the Lender such certificates, receipts and other documents as may be required to establish any tax credit, exemption or reduction in rate to which the Lender or holder of a Note may be entitled. The Lender agrees to furnish the Borrower, as soon as practicable after any written request of the Borrower to such effect, any executed form reasonably requested by the Borrower such as Internal Revenue Service Form W-8BEN or Form W-8ECI, and any other applicable US or UK form as to the Lender’s entitlement, if any, to exemption from, or a reduced rate of, or its subjection to US or UK withholding tax on amounts payable to it hereunder or under the Note and the Lender undertakes to use its best efforts promptly to notify the Borrower of any material change in any information, statement or form so furnished to the Borrower; provided, however, that any failure on the part of the Lender to furnish any such information, statements or forms shall in no way affect the terms of this Agreement or of the Note. Notwithstanding the foregoing, in the event the Lender fails to furnish any such information, statements or forms, the Borrower shall only pay to the Lender such amounts under this Agreement and the Note as are due without those additions described in clauses (i) and (ii) above that would not have been required had such information, statements or forms been provided in a timely fashion. As promptly as practicable after the Lender becomes aware of the existence or occurrence of an event giving rise to the imposition of US or UK withholding tax upon amounts payable to it hereunder or under the Note, the Lender shall use its best efforts to transfer its Loans or Revolving Credit Loan Commitment to another office of the

Lender with a view to avoiding or mitigating the consequences of such tax. If the Lender determines that it is unable to effect such transfer on or before the thirtieth day after the date the Lender becomes aware of the existence or occurrence of an event giving rise to the imposition of US or UK withholding tax, the Lender shall promptly give notice of such determination to the Borrower. If the Borrower receives notice of such determination from the Lender, the Borrower may, by notice to the Lender, indicate its intention to prepay the affected Loan in full (but with all premiums, if any, provided for in this Agreement and with interest accrued to the date of prepayment on such Loan and all other amounts then payable to the Lender hereunder) on the tenth Business Day after the date of such notice of intention. On or before the tenth day after receipt of any such notice of intention, the Lender may, by notice to the Borrower, irrevocably elect to receive payments hereunder reduced by the amount of such withholding. If such an election is so made, the Borrower (i) shall cease to be under any further obligation to pay any such additional amount in respect of such withholding and (ii) shall cease to be entitled so to prepay the Loan by virtue of being required to make such withholding. Any Lender which is or becomes subject to such withholding tax agrees to use its best efforts to provide the Borrower with an affidavit, within 30 days after the Lender files its tax return, setting forth the amount of any tax credit it received with respect thereto.
     (b) Unless otherwise specifically provided herein, all payments under or pursuant to, or in satisfaction of any of the Borrower’s obligations under this Agreement or under the Note will be applied in the following order of priority: (i) to any amounts not otherwise listed in this Section 5.2(b) then due and payable under this Agreement, the Note or the other Loan Documents, (ii) to any interest on the Loans then due and payable, (iii) to any principal amount then due on the Loans, and (iv) to reduce the unpaid principal amount of the Revolving Credit Loans.
     (c) [intentionally deleted]
     (d) [intentionally deleted]
     Section 6. CONDITIONS PRECEDENT TO INITIAL LOANS.
     The Lender shall not be obligated to make any Loan on the Closing Date unless at the time of making such Loan the following conditions have been satisfied to the satisfaction of the Lender:
     6.1 Default, etc. On the date of such Loan (and after giving effect to the Loans made on such date), there shall exist no Default or Event of Default and all representations and warranties made by the Borrower herein or in the other Loan Documents or otherwise by the Borrower in writing in connection herewith or therewith shall be true and correct in all material respects with the same effect as though such representations and warranties have been made at and as of such time.
     6.2 Note. The Lender shall have received the Revolving Credit Note duly executed and completed by the Borrower.
     6.3 Supporting Documents. There shall have been delivered to the Lender such information and copies of documents, approvals (if any) and records (certified where appropriate) of corporate and legal proceedings as the Lender may have reasonably requested relating to the Borrower’s entering into, issuance and performance of the Loan Documents and the other agreements and documents related thereto to which it is a party. Such documents shall, in any event, include:
     (a) certified copies of the Charter Documents of the Borrower and certificates of existence and good standing for the Borrower;
     (b) a certificate of an authorized officer of the Borrower certifying the corporate resolutions of the Borrower relating to the entering into and performance of the aforesaid documents to which it is a party and the transactions contemplated thereby; and
     (c) a certificate of an authorized officer of the Borrower certifying with respect to the incumbency and specimen signatures of its officers or representatives authorized to execute such documents and any other documents and papers, and to take any other action, in connection therewith.
     6.4 FIFL LC. There shall have been delivered to the Lender the FIFL LC.
     6.5 Approvals and Consents. All orders, permissions, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with, and exemptions by, any Government Authority, or any other Person, required to authorize or required in connection with the execution, delivery and performance of this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by the Borrower shall have been obtained (and, if so requested, furnished to the Lender).
     6.6 Opinion of Counsel. The Lender shall have received an opinion of counsel to the Borrower, in form and substance satisfactory to the Lender, covering such matters as the Lender may reasonably request.
     6.7 Change in Law. On the date of such Loans no change shall have occurred in applicable law, or in applicable regulations thereunder or in interpretations thereof by any Government Authority or other Person which, in the opinion of the Lender, would make it illegal for the Lender to make the Loan required to be made on such date.
     6.8 All Proceedings to be Satisfactory. All material corporate, partnership and legal proceedings and all material instruments in connection with the transactions contemplated by this Agreement and the other documents referred to herein shall be satisfactory in form and substance to the Lender, and the Lender shall have received information and copies of all documents which the Lender may reasonably have requested in connection herewith, such documents where appropriate to be certified by proper corporate officials or Government Authorities.
     6.9 No Opposition. No suit, action or proceeding shall be pending or threatened on the

Closing Date before or by any Government Authority or other Person seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.
     6.10 Information pursuant to Terrorism Laws. The Borrower shall have supplied the Lender with all information required under the Lender’s Customer Identification Program (as defined in the Terrorism Laws) as stipulated by the Terrorism Laws. “Terrorism Laws” means any of the following:
          (a) Executive Order 13224 issued by the President of the United States of America;
          (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations);
          (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations);
          (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations);
          (e) all other present and future legal requirements of any Governmental Instrumentality addressing, relating to, or attempting to eliminate, terrorist acts and acts of war;
          (f) any regulations promulgated pursuant thereto or pursuant to any legal requirement governing terrorist acts and acts of war; and
          (g) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (as it may be subsequently codified).
All documents and papers required by this Section 6 shall be in form and substance satisfactory to the Lender and delivered to the Lender at its Closing Office or as the Lender may otherwise direct.
     Section 6A. CONDITIONS PRECEDENT TO SUBSEQUENT LOANS.
     The Lender shall not be obligated to make any Loans after the Closing Date unless, at the time of the making of such Loan the following conditions (unless waived in writing by the Lender) have been satisfied:
     6A.1 Certain Conditions. At the time of the making of such Loan, and immediately after giving effect thereto, (a) all deficiencies, if any, with respect to conditions precedent to any prior Loan shall have been corrected, (b) all of the conditions specified in Section 6 shall be satisfied in full (with any reference in any of such Sections to the Loans made on the Closing Date to be deemed a reference to the Loan then requested to be made), (c) each of the documents specified in Sections 6 shall be in full force and effect and the Borrower shall not have failed to perform in any material respect any of its obligations thereunder, and (d) no issuer thereof shall have rescinded or qualified any of the statements, certificates, letters, reports or opinions referred to in Section 6.
     6A.2 Subsequent Opinions of Counsel. If reasonably requested by the Lender, the Lender shall have received from counsel satisfactory to the Lender such favorable legal opinions addressed to the Lender covering such matters incidental to the transactions contemplated by this Agreement as the Lender shall reasonably request, each of which opinions shall be in form and substance satisfactory to the Lender.
     6A.3 Officer’s Certificate.
     (a) If reasonably requested by the Lender, the Lender shall have received a certificate of authorized officers of the Borrower certifying, as of the date of the Loan then being made compliance with the provisions of Section 6.1 (with the reference therein to Loan being deemed a reference to the Loan being made on the date of said certificate) and further to the effect that the conditions specified in Section 6A.1 are satisfied at such time. Any such certificate shall be given “to the best of such officers’ knowledge, based upon due and adequate investigation” or as otherwise agreed by the Borrower and the Lender.
     (b) The making of each Loan subsequent to the Closing Date shall constitute a representation and warranty by the Borrower to the Lender that, at the time of said subsequent Loan (and after giving effect thereto), (i) all representations and warranties contained herein or in the other Loan Documents or otherwise made by the Borrower in connection herewith or therewith are true and correct in all material respects with the same effect as though such representations and warranties were being made at and as of such time, (ii) no Default or Event of Default exists and (iii) the conditions specified in Section 6A.1 are satisfied at such time.
     6A.4. Fees and Expenses. To the extent demand therefor shall have been made, all reasonable legal fees and expenses (through the date of the immediately preceding Loan) of the Lender’s counsel and (if any) local or special counsel in connection with the transactions contemplated by this Agreement shall have been paid in full.
All of the documents and papers referred to in this Section 6A shall be in form and substance satisfactory to the Lender and shall be delivered to the Lender at its Closing Office or at such other office as the Lender may from time to time specify to the Borrower.
     Section 7. [intentionally deleted]
     Section 8. [intentionally deleted]

     Section 9. EVENTS OF DEFAULT.
     Upon the occurrence of any of the following specified events (each an “Event of Default”):
     9.1 Principal and Interest. The Borrower shall default in the due and punctual payment of (i) any principal due on any Loan or (ii) any interest on any Loan or the Note or in the due and punctual payment of other amounts due hereunder; provided that failure to duly and punctually make an interest payment shall not be an Event of Default under this Section 9.1 if such interest payment is paid within five days after the date it is due and the Borrower has not been late in making an interest payment on the Note or in respect of the Loans more than once in the preceding 12 months; or
     9.2 Representations and Warranties. Any representation, warranty or statement made by the Borrower in any Loan Document or otherwise in writing by the Borrower in connection with any of the foregoing, or in any certificate or statement furnished pursuant to or in connection with any of the foregoing, shall be breached in a manner that could reasonably be expected to have an adverse effect on the validity, payment, performance or enforceability of the Loan Agreement or any of the other Loan Documents or any obligation of the Borrower hereunder or thereunder or shall prove to be untrue in any material and adverse respect on the date as of which made; or
     9.3 Furmanite Limited Loan Agreement. There is a “Default” or an “Event of Default” as defined in the Furmanite Limited Loan Agreement; or
     9.4 FIFL LC. The Obligations of the Borrower under this Agreement and the other Loan Documents are not secured by the FIFL LC; or
     9.5 Covenants. The Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement (other than those referred to in Sections 9.1, 9.2, 9.3 or 9.4) and such default (which shall be capable of cure) shall continue unremedied for a period of 30 days after the earlier of the date on which the Lender gives the Borrower notice of such default or on the date an officer of the Borrower becomes aware thereof;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing the Lender may by written notice to the Borrower: (i) declare the principal of and accrued interest on the Loans to be, whereupon the same shall forthwith become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (ii) declare the commitment of the Lender to make the Loans hereunder terminated, whereupon such commitment of the Lender shall forthwith terminate immediately; provided that if any Event of Default described in Section 9.7 of the Furmanite Limited Loan Agreement shall occur with respect to the Borrower, the result which would otherwise occur only upon the giving of written notice by the Lender to the Borrower as herein described shall occur automatically, without the giving of any such notice.

     Section 10. REPRESENTATIONS AND WARRANTIES.
     In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower makes the following representations, covenants and warranties, which representations, covenants and warranties shall survive the execution and delivery of this Agreement and the other documents and instruments referred to herein:
     10.1 Status; Validity.
     (a) The Borrower is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or hold under lease its property and assets, to transact the business in which it is engaged, to enter into and perform this Agreement and the other Loan Documents to which it is party, and, as to the Borrower, to borrow hereunder. Each member of the Consolidated Group is duly qualified or licensed as a foreign corporation in good standing in (or taken such comparable action as is required under the laws of) each jurisdiction where failure to so qualify would have a Material Adverse Effect on the Borrower or the Consolidated Group.
     (b) The execution, delivery and performance by the Borrower of this Agreement, the other Loan Documents to which it is party, and the other documents, agreements or instruments provided for therein to which it is party, the consummation of the transactions contemplated thereunder and the use of the proceeds of the Loans have been duly authorized by all necessary corporate and stockholder action. This Agreement, the other Loan Documents and the other documents, agreements or instruments provided for therein to which the Borrower is party are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
     10.2 Compliance with Other Instruments. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene any provision of law, statute, rule or regulation to which the Borrower or any member of the Consolidated Group is subject or any judgment, decree, franchise, order or permit applicable to the Borrower or any member of the Consolidated Group or will conflict or will be inconsistent with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any member of the Consolidated Group pursuant to the terms of any indenture, mortgage, deed of trust or material agreement to which the Borrower or any member of the Consolidated Group is a signatory or by which the Borrower or any member of the Consolidated Group is bound or to which the Borrower or any member of the Consolidated Group may be subject or violate any provision of the certificate of any Charter Document of the Borrower or any member of the Consolidated Group.
     10.3 Governmental Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Government Authority, or any stock exchange or other governmental or non-governmental regulatory authority or any other Person, is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower or the taking of any action hereby or thereby contemplated.
     10.4 Proceeds; Assets and Liabilities; Business. The proceeds of the Revolving Credit Loans shall be used solely to provided intercompany financing to Affiliates of the Borrower. The Borrower shall have no assets or liabilities other than intercompany loans made to or received from Affiliates of the Borrower. The Borrower shall not engage in any business other than providing intercompany financing to Affiliates of the Borrower.
     10.5 Financial Condition. At the time of, and after giving effect to, the making of each Loan, the Borrower is Solvent, and (y) possesses, in the opinion of the Borrower, sufficient capital to conduct the business in which it is engaged or presently proposes to engage.
     10.6 Disclosure. Neither this Agreement nor any Loan Document nor any statement, list, certificate or other document or information, nor any Schedules to this Agreement, delivered or to be delivered to the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
Lender
     10.7 Qualification. Solely by reason of (and without regard to any other activities of the Lender in any State in which collateral is located) the entering into, performance and enforcement of this Agreement, the Loans, the Note and the other Loan Documents by the Lender will not constitute doing business by the Lender the Lender in Texas or result in any liability of the Lender or the Lender for taxes or other governmental charges; and qualification by the Lender or the Lender to do business in such jurisdiction is not necessary in connection with, and the failure to so qualify will not affect, the enforcement of, or exercise of any rights or remedies under, any of such documents.
     Section 11. [intentionally deleted]
     Section 12. MISCELLANEOUS.
     12.1 [intentionally deleted]
     12.2 Amendment and Waiver.
     (a) Except as otherwise provided, no provision of any of the Loan Documents may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Lender and the Borrower, except that waivers of provisions relating to the Borrower’s performance or non-performance of its obligations hereunder or thereunder need not be signed by the Borrower.
     (b) THIS WRITTEN AGREEMENT (AND THE OTHER LOAN DOCUMENTS) REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE MATTERS COVERED HEREBY AND THEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     (c) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     12.3 Expenses.
     (a) Whether or not the transactions hereby contemplated shall be consummated, the Borrower shall upon demand of the Lender pay all reasonable out-of-pocket costs and expenses of (x) the Lender incurred in connection with the preparation, execution, delivery, administration, filing and recording of, and (y) of the Lender incurred in connection with the amendment (including any waiver or consent), modification and enforcement of or preservation of any rights under, this Agreement, the Loan Documents, the making and repayment of the Loans, and the payment of all interest and fees, including, without limitation, (A) the reasonable fees and expenses of Cowles & Thompson, counsel for the Lender, and any special or local counsel retained by the Lender, and with respect to enforcement, the reasonable fees and expenses of counsel for the Lender, (B) the reasonable fees and expenses of consultants and appraisers retained by the Lender in connection with the transactions contemplated hereunder, and (C) printing, travel, title insurance, recording, filing, communication and signing taxes and costs.
     (b) The Borrower agrees to pay, and to save the Lender harmless from (x) all present and future stamp, filing and other similar taxes, fees or charges (including interest and penalties, if any), which may be payable in connection with the Loan Documents or the issuance of any Note or any modification of any of the foregoing, and (y) all finder’s and broker’s fees (other than any that may have been contracted for by the Lender) in connection with the transactions contemplated by this Agreement and the other Loan Documents.
     (c) Without limiting any of the rights or obligations as set forth in this Agreement on the part of the Lender, the Borrower agrees to indemnify, pay and hold harmless the Lender, the Lender Assignee and each holder of the Note and their respective present and future officers, directors, employees and agents (collectively, the “Indemnified Parties”) from and against all liability, losses, damages and expenses (including, without limitation, legal fees and expenses) arising out of, or in any way connected with, or as a result of (i) the execution and delivery of this Agreement and the other Loan Documents or the documents or transactions contemplated hereby and thereby or the performance by the parties hereto or thereto of their respective obligations hereunder and thereunder or relating thereto; or (ii) any claim, action, suit, investigation or proceeding (in each case, regardless of whether or not the Indemnified Party is a party thereto or target thereof) in any way relating to the Borrower, any member of the Consolidated Group or any Affiliate of any of the foregoing; provided that the Borrower shall not be liable to any Indemnified Party for any portion of such liabilities, liabilities, losses, damages and expenses sustained or incurred as a direct result of the gross negligence or willful misconduct of the Lender if such gross negligence or willful misconduct is determined to have occurred by a final and non-appealable decision of a court of competent jurisdiction.
     (d) All obligations provided for in this Section 12.3 and any other Section of this Agreement shall survive any termination of this Agreement and the payment in full of the Loans.
     12.4 Benefits of Agreement; Descriptive Headings.
     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and, in particular, shall inure to the benefit of the holders from time to time of the Note; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender and any such purported assignment or transfer shall be void. In furtherance of the foregoing, the Lender shall be entitled at any time to grant participations in or assign, sell or otherwise transfer the whole or any part of its rights and obligations under this Agreement, the Loan Documents or any Loan or Note to any Person subject to obtaining the prior written consent of the Borrower, such consent not to be unreasonably withheld. No such participation, assignment, sale or other transfer pursuant to this Section 12.4(a) shall relieve the Lender from its obligations hereunder and the Borrower need deal solely with the Lender with respect to waivers, modifications and consents to this Agreement, the Loan Documents or the Note. Any such participant, assignee, purchaser or transferee is referred to in this Agreement as a “Lender Assignee”. The Borrower agrees that the provisions of Sections 3.7, 3.9, 3.10, 3.11, 5.2 and 12.3 shall run to the benefit of the Lender Assignee and its participations or interests herein, and the Lender may enforce such provisions on behalf of any such Lender Assignee; provided, however, that if the Lender or any Lender Assignee assigns, sells, or otherwise transfers or grants participations in or otherwise disposes of all or any part of the Borrower’s indebtedness under this Agreement to any party pursuant to this Section 12.4(a), then the amounts that the Borrower is required to pay pursuant to this Agreement (including, without limitation, additional amounts made pursuant to Section 5.2) shall not exceed the amounts that the Borrower would have been required to pay to the Lender pursuant to this Agreement had the Lender not made such assignment, sale, transfer, grant, participation or other disposition of the Borrower’s indebtedness under this Agreement. The Borrower hereby further agrees that any such Lender Assignee may, to the fullest extent permitted by applicable law, exercise the right of setoff with respect to such participation (and in an amount up to the amount of such participation) as fully as if such Lender Assignee were the direct creditor of the Borrower. Upon a participation, assignment, sale or transfer in accordance with the foregoing, the Borrower shall execute such documents and do such acts as the Lender may reasonably request to effect such assignment, provided that such documents and acts are consistent with the terms and conditions of the Loan Documents. The Lender may furnish any information concerning the Borrower or Subsidiary in its possession from time to time to Lender Assignees (including prospective Lender Assignees). The

Lender shall notify the Borrower of any participation, assignment, sale or transfer granted by it pursuant to this Section 12.4(a). The Borrower shall not be responsible for any due diligence costs or legal expenses of any party (including the Lender or the Lender Assignee) in connection with their entering into such participation, assignment, sale or transfer.
     (b) The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
     (c) Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, the exhibits to this Agreement shall not be required to be attached to the execution or any other copy of this Agreement, and any references in this Agreement or the other Loan Documents to such exhibits as “Exhibits hereto” or “Exhibits to this Agreement” or words of similar effect shall be deemed to refer to such document as executed by the parties thereto and delivered on the Closing Date (or such other date on which they were executed and delivered).
     12.5 Notices, Requests, Demands, etc. Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered (if sent by Federal Express or other similar overnight delivery service), or 3 days after mailing (when mailed, postage prepaid, by registered or certified mail, return receipt requested), or (in the case of telex, telegraphic, telecopier or cable notice) when delivered to the telex, telegraph, telecopier or cable company, or (in the case of telex or telecopier notice sent over a telex or telecopier owned or operated by a party hereto) when sent; in each case, addressed as follows, except that notices and communications to the Lender pursuant to Sections 2 and 9 shall not be effective until received by the Lender: (i) if to the Lender, at the address specified with its signature below, and (ii) if to the Borrower, at its address specified with its signature below (Attention: President), or to such other addresses as any of the parties hereto may hereafter specify to the others in writing, provided that communications with respect to a change of address shall be deemed to be effective when actually received.
     12.6 Governing Law. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED WHOLLY WITHIN THE STATE OF NEW YORK (REGARDLESS OF THE PLACE WHERE THIS AGREEMENT IS EXECUTED).
     12.7 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Complete sets of counterparts of this Agreement shall be lodged with the Borrower and the Lender.
     12.8 Waiver. No failure or delay on the part of the Lender in exercising any right, power or privilege under this Agreement or any other Loan Document, and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have pursuant to such documents or at law or equity. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to any other or further action in any circumstances without notice or demand.
     12.9 [intentionally deleted]
     12.10 JURISDICTION. THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR PROCEEDING AGAINST ANY OTHER PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE LOANS OR ANY OF THE LOAN DOCUMENTS OR THE DOCUMENTS DELIVERED IN CONNECTION THEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK CITY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS SUCH PARTY MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, EACH OF THE PARTIES HERETO ACCEPTS AND CONSENTS FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO AGREE THAT SUCH JURISDICTION SHALL BE EXCLUSIVE, UNLESS WAIVED BY THE BANK (WITH RESPECT TO ACTIONS OR PROCEEDINGS BROUGHT BY THE BORROWER) OR BY THE BORROWER (WITH RESPECT TO ACTIONS OR PROCEEDINGS BROUGHT BY THE BANK) IN WRITING, AND WITH RESPECT TO ANY QUESTIONS RELATING TO USURY EXCEPT THAT WITHOUT SUCH WRITTEN CONSENT THE BANK MAY BRING ACTIONS AND PROCEEDINGS IN ANY OTHER JURISDICTION WHERE THE BORROWER HAS PROPERTY OR DOES BUSINESS. EACH OF THE PARTIES HERETO AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND WAIVES ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID NEW YORK COURTS ON THE BASIS OF FORUM NON CONVENIENS. IN FURTHERANCE OF THE FOREGOING, THE BORROWER HEREBY IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT TO RECEIVE SERVICE OF ALL PROCESS BROUGHT AGAINST THE BORROWER WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT IN NEW YORK, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. COPIES OF ANY SUCH PROCESS SO SERVED SHALL ALSO BE SENT BY REGISTERED MAIL TO THE BORROWER AT ITS ADDRESS SET FORTH NEXT TO ITS SIGNATURE BELOW, BUT THE FAILURE OF THE BORROWER TO RECEIVE SUCH COPIES SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS AS AFORESAID. THE BORROWER SHALL FURNISH TO THE BANK A CONSENT OF CT CORPORATION SYSTEM AGREEING TO ACT HEREUNDER PRIOR TO THE CLOSING DATE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY

LAW. IF FOR ANY REASON CT CORPORATION SYSTEM SHALL RESIGN OR OTHERWISE CEASE TO ACT AS AGENT, EACH THE BORROWER HEREBY IRREVOCABLY AGREES TO (I) IMMEDIATELY DESIGNATE AND APPOINT A NEW AGENT ACCEPTABLE TO THE BANK TO SERVE IN SUCH CAPACITY AND, IN SUCH EVENT, SUCH NEW AGENT SHALL BE DEEMED TO BE SUBSTITUTED FOR CT CORPORATION SYSTEM, INC. FOR ALL PURPOSES HEREOF AND (II) PROMPTLY DELIVER TO THE BANK THE WRITTEN CONSENT (IN FORM AND SUBSTANCE SATISFACTORY TO THE BANK) OF SUCH NEW AGENT AGREEING TO SERVE IN SUCH CAPACITY.
     12.11 Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.
     12.12 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default the Lender is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower now or hereafter existing under any of the Loan Documents irrespective of whether or not any demand shall have been made thereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The Lender shall notify the Borrower of the exercise of any rights granted under this Section 12.12; provided that the failure to give such notice shall not affect the validity of such set-off and application.
     12.13 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Lender, the Borrower, and their respective successors and assigns (except as otherwise expressly provided herein), nothing contained herein shall be deemed to confer upon anyone other than the Lender and the Borrower and their respective successors and assigns any right to insist on or to enforce the performance or observance of any of the obligations contained herein and a Person who is not a party to this Agreement the Borrower, the Lender or a Lender Assignee and their respective successors and assigns has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefits of any terms of this Agreement. All conditions to the obligations of the Lender to make the are imposed solely and exclusively for the benefit of the Lender and its successors and assigns and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms and no other Person shall under any circumstances be deemed to be beneficiary of such conditions.
     12.14 Effectiveness. This Agreement shall become effective when and as of the date the Borrower and the Lender shall have executed a copy hereof (whether the same or different counterparts) and delivered the same to the Lender at 565 Fifth Avenue, New York, New York

10017 (Attention: Norman Scott). Complete sets of counterparts of this Agreement shall be lodged with the Borrower and the Lender. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.
     12.15 Survival. Each of the representations, warranties, terms, covenants, agreements and conditions contained in this Agreement shall specifically survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans and shall, unless otherwise expressly provided, continue in full force and effect until the Commitment have been terminated and the Loans together with interest thereon, the fees and compensation of the Lender, and all other sums payable hereunder or thereunder have been indefeasibly paid in full.
     12.16 Domicile of Loans. The Lender may make, maintain or transfer any of its Loans hereunder to, or for the account of, any branch office and (subject to the prior consent of the Borrower, such consent not to be unreasonably withheld) to any subsidiary or affiliate of the Lender.
     12.17 [intentionally deleted]
     12.18 Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER OR THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     12.19. Securities Act. The Lender agrees that it will not transfer the Note in a manner that would subject the Note or transfer to the registration requirements of the Securities Act of 1933.
[rest of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

FURMANITE INTERNATIONAL FINANCE LIMITED

By:

Name:	Howard C. Wadsworth
Title:	Director

By:

Name:	Joseph Milliron
Title:	Director

2435 N. Central Expressway
Richardson, Texas 75080
Telecopier No.: 214-699-4025

BoS (USA) Inc.

By:

Name:
Title:

565 Fifth Avenue
New York, New York 10017
Telecopier No.: 212-883-6610

ANNEX I
DEFINITIONS
     As used in the Loan Agreement to which this Annex I is annexed, the following terms shall have the meanings herein specified or as specified in the Section of such Loan Agreement or in such other document herein referenced:
     “Affiliate”, as to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person.
     “Agreement” or “Loan Agreement” shall mean this Loan Agreement as it may from time to time be amended, extended, restated, supplemented or otherwise modified.
     “Base Rate (US)” shall mean, for any day, the higher of (x) the fluctuating interest rate per annum, as in effect from time to time, established by the Lender in New York from time to time as the Lender’s base, prime or reference rate for U.S. domestic commercial loans in Dollars, or (y) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the interest rate resulting from a change in such Base Rate (US) shall be effective as of the opening of business on the day on which such change becomes effective; it is understood and agreed that all the aforesaid rates and the Base Rate (US) are reference rates only and do not necessarily represent the lowest or best rate actually charged to any customer.
     “Base Rate (US) Differential” shall mean 0.00%.
     “Base Rate (US) Loans” shall mean a Loan made in Dollars during any period that it bears interest determined by reference to the Base Rate (US).
     “Borrower” — introductory paragraph.
     “Borrowing Date” — Section 2.2(a).
     “Business Day” means
     (a) any day which is neither a Saturday or Sunday nor a legal holiday or any other day on which banks are authorized or required to be closed in New York, New York and which is also a day on which banks and foreign exchange markets are open for business in London; and
     (b) relative to the date of
(i)	making or continuing any Loans as, or converting any Loans from or into, Libor Loans,

(ii)	making any payment or prepayment of principal of, or payment of interest on, any portion of the principal amount of any Loan being maintained as a

Libor Loan, or
(iii)	the Borrower’s giving any notice (or the number of Business Days to elapse prior to the effectiveness thereof) in connection with any matter referred to in clause (b)(i) or (b)(ii) above, which is a Business Day pursuant to clause (a) above and which also is a day on which dealings in Dollars are carried on in the London interbank Eurocurrency market.
     “Capitalized Lease Obligations” shall mean all rental obligations which, under GAAP, are or would be required to be capitalized on the books of a Person, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.
     “Charter Document” shall mean (i) with respect to a corporation: its certificate or articles of incorporation or association and its by-laws or comparable documents under non-US laws; (ii) with respect to a partnership: its partnership agreement and certificate of partnership or comparable documents under non-US laws; (iii) with respect to a trust, its trust agreement or declaration of trust or comparable documents under non-US laws; and (iv) with respect to a limited liability company, its certificate of formation and limited liability company agreement or analogous documents or comparable documents under non-US laws.
     “Closing Date” shall mean the date of this Agreement.
     “Closing Office” shall mean the office of the Lender at 565 Fifth Avenue, New York, New York or such other office as may be designated in writing to the Borrower by the Lender.
     “Closing Office Time” shall mean the local time in effect at the Closing Office.
     “Commitment” shall mean each Revolving Credit Loan Commitment.
     “Commitment Period” shall mean the period from the Closing Date to and including the first Business Day of January, 2010, or such earlier date as the Revolving Credit Loan Commitment shall terminate as provided in the Loan Agreement or such later date as may hereafter be agreed to by the Lender.
     “Consolidated Group” shall mean the Borrower and its Subsidiaries.
     “Conversion Date” shall mean the Business Day on which a Loan is to be converted pursuant to Section 3.5, 3.6, 3.9 or 3.10.
     “Default” shall mean any event which with notice or lapse of time, or both, would become an Event of Default.
     “Designated Office” shall mean the Closing Office or, at the Lender’s option, such other office of the Lender in the US as the Lender shall from time to time specify.

     “Dollars”, “U.S. $”, “$” and “U.S. dollars” shall mean the lawful currency of the United States of America.
     “Eurocurrency Differential” shall mean 0.50%.
     “Eurocurrency Interest Determination Date” shall mean the date as of which LIBOR is determined for a Libor Loan which shall be two Business Days prior to the commencement of each Interest Period.
     “Event of Default” shall mean each of the Events of Default defined in Section 9.
     “Federal Funds Effective Rate” shall mean the rate of interest charged by banks with excess reserves at a Federal Reserve district bank to banks needing overnight loans to meet reserve requirements.
     “FIFL LC” shall mean a letter of credit substantially in the form of Exhibit C hereto.
     “Financial Statements” shall mean, with respect to any Person, the statement of financial position (balance sheet) and the statement of earnings, cash flow and stockholders’ (or partners’) equity of such Person.
     “Fiscal Year” shall mean each January 1 — December 31 period.
     “Furmanite Limited Loan Agreement” shall mean the Amended and Restated Loan Agreement dated as of August 13, 2002, by and among FURMANITE LIMITED (formerly named FURMANITE PLC formerly named KANEB UK PLC), FURMANITE WORLDWIDE, INC., the financial institutions party thereto from time to time and BANK OF SCOTLAND, as agent for the financial institutions party thereto from time to time, as such agreement may from time to time be amended, extended, restated, renewed or modified.
     “GAAP” shall mean generally accepted accounting principles (as promulgated by the Financial Accounting Standards Board or any successor entity).
     “Government Authority” shall mean any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee” or “Guaranty” shall mean by any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness for Borrowed Money or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness for Borrowed Money or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness for Borrowed Money or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Indebtedness for Borrowed Money” shall mean (i) all indebtedness of (including, without limitation, all indebtedness assumed by) a Person in respect of money borrowed (including, without limitation, the unpaid amount of the purchase price of any property, incurred for such purpose in lieu of borrowing money or using available funds to pay said amount, and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business), or evidenced by a promissory note, bond, debenture or other like obligation to pay money, and including indebtedness under banker’s acceptances and with respect to letters of credit, and (ii) all obligations of (including, without limitation, all obligations assumed by) a Person (x) constituting a Capitalized Lease Obligation of such Person, or (y) constituting a Guarantee by such Person.
     “Indemnified Party” — Section 12.3.
     “Inland Revenue” shall mean the UK Inland Revenue.
     “Interest Period” — Section 3.4.
     “Interest Period Notice” — Section 3.4.
     “Lender” — introductory paragraph.
     “Lender Assignee” — Section 12.4.
     “LIBOR” shall mean the rate for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.
     “Libor Loan” shall mean a Loan during any period that it bears interest determined by reference to LIBOR.
     “Lien” shall mean any mortgage, deed of trust, security deed, pledge, security interest, assignment, encumbrance, lien or other charge of any kind or any other agreement or arrangement having the effect of conferring security (including any agreement to give any of the foregoing, any lease in the nature thereof, and any conditional sale or other title retention agreement), any lien arising by operation of law, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
     “Loan(s)” shall mean, individually and collectively, each Revolving Credit Loan.

     “Loan Agreement” shall mean this Agreement as it may from time to time be amended, extended, restated, supplemented or otherwise modified.
     “Loan Documents” shall mean, individually and collectively, this Agreement, the Note, the FIFL LC and all other instruments and agreements executed in connection herewith and therewith, in each case as amended, supplemented or otherwise modified from time to time. Without limiting the generality of the foregoing, each amendment to the Loan Agreement or to any other Loan Document, each waiver of any provision of the Loan Agreement any other Loan Document, and each instrument and agreement executed in connection herewith or therewith shall be deemed to be a Loan Document for all purposes of the Agreement and the other Loan Documents.
     “Local Office Time”, when referring to the time of day when funds are to be made available to the Lender or the Borrower, shall mean the applicable time in the city where such funds are to be made available.
     “Note” shall mean the Revolving Credit Note.
     “Notice” shall mean a Notice of Borrowing or a Notice of Conversion, as the context may indicate.
     “Notice of Borrowing” — Section 2.2(a).
     “Notice of Conversion” — Section 3.5(b).
     “Obligations” shall mean all obligations of the Borrower with respect to the repayment or performance of any obligations (monetary or otherwise) arising under or in connection with this Agreement and each other Loan Document.
     “Past-Due Rate” — Section 3.3.
     “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a government or an agency or political subdivision thereof.
     “Qualification Requirement” – Section 3.7(b).
     “Regulatory Change” means, relative to the Lender or any Lender Assignee, any change after the Closing Date in any (or the adoption after the Closing Date of any new):
(a)	United States Federal, state or local law or foreign law applicable to the Lender or Lender Assignee; or

(b)	regulation, interpretation, directive, or request (whether or not having the force of law) applying to the Lender or Lender Assignee of any court or governmental authority charged with the interpretation or administration of any law referred to in clause (a) or of any fiscal, monetary, central bank or other authority having jurisdiction over the Lender or Lender Assignee.
     “Revolving Credit Loan” — Section 2.1(b).
     “Revolving Credit Loan Commitment” shall mean, as the same may from time to time be terminated pursuant to Section 9 or any other section of the Agreement, an amount equal to $15,000,000.
     “Revolving Credit Note” – Section 2.3(a).
     “Solvent” shall mean, with respect to any Person, that the fair saleable value of the tangible and intangible property (including goodwill) of such Person is, on the date of determination, greater than the total amount of liabilities of such Person as of such date (including contingent liabilities of such Person to the extent such Person considers it probable that it shall actually be liable thereon) and that, as of such date, such Person is able to pay all Indebtedness for Borrowed Money of such Person as such Indebtedness for Borrowed Money matures.
     “Subsidiary” of any Person shall mean any other firm, corporation, partnership, trust or other unincorporated organization or association or other enterprise, 50% or more of the indicia of equity rights (whether capital stock or otherwise) of which is at the time owned, directly or indirectly, by such Person and/or by one or more of such Person’s Subsidiaries.
     “Taxes” — Section 5.2.
     “Type” shall mean either a Base Rate (US) Loan or a Libor Loan.
     “UK” shall mean the United Kingdom.
     “UK Statutes” — Section 10.15.
     “Unutilized Revolving Commitment” shall mean the amount by which the Revolving Credit Loan Commitment at any time exceeds the aggregate principal amount of Revolving Credit Loans then outstanding.
     “US” shall mean the United States.
     “Written” or “in writing” shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.